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                     December 12, 2023

       Yehuda Levy
       Interim Chief Executive Officer
       EzFill Holdings Inc
       67 NE 183rd Street
       Miami, Florida 33169

                                                        Re: EzFill Holdings Inc
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed September 14,
2023
                                                            File No. 001-40809

       Dear Yehuda Levy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              David Manno